Exhibit 3.5

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

TECHNOLOGY RESEARCH COPORATION

The undersigned, as the President and Secretary of TECHNOLOGY RESEARCH CORPORATION, in accordance with the Florida General Corporation Act and its Bylaws, hereby adopts the following Articles of Amendment:

1. Article IV of this Corporation’s Articles of Incorporation is hereby amended in its entirety so as to read, after amendment, as follows:

“ARTICLE IV

Capital Stock

The capital stock authorized, the par value thereof, and the characteristics of such stock shall be as follows:

Number of Shares
Shares Authorized                                  Par Value Per share                 Class of Stock

10,000,000                                                               $.17                                Common

The consideration for all of the above stock shall be payable in cash, property (real or personal), labor or services in lieu of cash; at the just valuation to be fixed by the Board of Directors of the Corporation.”

2.	Amendment Adopted: May 30, 1984 by the shareholders.

IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment on the 13 day of June, 1984.

/S/ Raymond H. Legatti
RAYMOND H. LEGATTI
President

/s/ Theodore M. Sway
THEODORE M. SWAY
Secretary